Exhibit 99.1

OFFICE LEASE

HUNSAKER & ASSOCIATES SAN DIEGO, INC.,

a California corporation,

as Landlord,

and

FRANKLIN WIRELESS CORP.,

a Nevada corporation,

as Tenant.

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SUMMARY OF BASIC LEASE INFORMATION

The parties hereto agree to the following terms of this Summary of Basic Lease Information (the "Summary"). This Summary is hereby incorporated into and made a part of the attached Office Lease (this Summary and the Office Lease to be known collectively as the "Lease") which pertains to the office building located at 9707 Waples Street, San Diego 92121. Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

	TERMS OF LEASE	DESCRIPTION
(References are to the Lease)

1.	Date:	September 9, 2015

2.	Landlord:	HUNSAKER & ASSOCIATES SAN DIEGO, INC., a California corporation

3.	Address of Landlord (Section 29.11):	9707 Waples Street, Suite 100 San Diego, California 92121 Attention: Mr. Dave Hammar

4.	Tenant:	FRANKLIN WIRELESS CORP., a Nevada corporation

5.	Address of Tenant (Section 29. 11):

6205 Lusk Blvd.
San Diego, CA 92121
Attention: Richard Walker
(Prior to Lease Commencement Date)

and

9707 Waples Street, Suite 150
San Diego, California 92121
Attention: Richard Walker
(After Lease Commencement Date)

6.	Premises (Article 1):	Approximately 12,775 rentable square feet of space in Suite 150 located on the first (1") floor of the Building, as set forth in Exhibit A attached hereto.

7.	Term (Article 2):

	7.1 Lease Term:	Four (4) years. If the Lease Commencement Date occurs on a day other than the first day of the month, then the foregoing time period shall be measured from the first day of the following month.

	7.2 Lease Commencement Date:	The earlier of (i) the date Tenant commences business in the Premises, or (ii) the date the Premises are Ready for occupancy, which Lease Commencement Date is anticipated to be November 1, 2015.

8.	Base Rent (Article 3):

Lease Year	Monthly Installment of Base Rent	Monthly Installment of Base Rent per Rentable Square Foot

1-4*	$24,655.75	$1.93

* Subject to Section 3.2 of this Lease.

9.	Additional Rent (Article 4)

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	9.1 Base Year	Calendar year 2016.

	9.2 Tenant’s Share	Approximately 26.99%.

10.	Security Deposit (Article 21):	$24,655.75.

11.	Parking Pass Ratio (Article 28):	Four (4) parking passes for every 1,000 rentable square feet of the Premises (it being agreed that the foregoing ratio includes handicapped and visitor spaces as same may be designated from time to time by Landlord), four (4) of which shall be designated as reserved parking spaces, in a location selected by Landlord, and the remainder of which shall be unreserved and non-exclusive parking.

12.	Broker (Section 29.15):	DTZ representing Landlord and CBRE, Inc. representing Tenant

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